Exhibit 99.2
SOLUTIA LOGO
Solutia Inc.
575 Maryville Centre Drive
St. Louis, Missouri 63141

P.O. Box 66760
St. Louis, Missouri 63166-6760

FOR IMMEDIATE RELEASE

Media: Dan Jenkins (314) 674-8552
Investors: Susannah Livingston (314) 674-8914

Solutia Receives Fully Underwritten Commitments
for $2 Billion Exit Financing Package and
$250 Million Equity Rights Offering

ST. LOUIS– October 31, 2007 -- Solutia Inc. (OTCBB: SOLUQ), a leading manufacturer and provider of high-performance specialty materials and chemicals, today announced it has received a fully underwritten commitment for $2.0 billion of exit financing.  This financing would be used to pay certain creditors upon Solutia’s emergence from Chapter 11 pursuant to the plan of reorganization, and for the ongoing operations of the company after emergence.  Citi, Goldman Sachs, and Deutsche Bank Securities Inc. are acting as joint lead arrangers and joint bookrunners for the exit financing.

“With this commitment, we are well on our way to achieving the fourth and final component of the reorganization strategy we identified at the outset of our case, which is to put in place an appropriate capital structure for the company,” said Jeffry N. Quinn, chairman, president and chief executive officer, Solutia Inc.

Consistent with the terms of the disclosure statement, the exit financing package includes a $400 million senior secured asset-based revolving credit facility, a $1.2 billion senior secured term loan facility, and a $400 million senior unsecured bridge facility.

“Despite the recent turbulence in the debt capital markets, we have obtained an exit financing package that will position Solutia for continued success and provide adequate funds to deliver on our business strategies,” said James M. Sullivan, senior vice president and chief financial officer, Solutia Inc.

In addition to the fully underwritten $2.0 billion exit financing package, Solutia has arranged for a fully backstopped rights offering that will raise $250 million in new equity capital.  In accordance with the plan of reorganization, Solutia will use the proceeds of the rights offering to fund retiree benefits and retained legacy liabilities.  The rights offering is backstopped by Highland Capital Management, UBS Securities, Longacre Fund Management, Southpaw Asset Management, Merrill Lynch Pierce Fenner & Smith Incorporated, and others.

The exit financing and equity rights offering backstop commitments require the approval of the United States Bankruptcy Court for the Southern District of New York.  The court has set a confirmation hearing for Nov. 29, 2007, to approve the amended plan of reorganization.  Solutia expects to emerge from bankruptcy by the end of the year.

To view Solutia’s plan of reorganization and disclosure statement, please visit http://www.solutia.com/reorganization/.
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About the Rights Offerings

The rights offerings will only be open to certain of Solutia’s creditors and holders of Solutia’s common stock.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. A written prospectus, when available, for the rights offerings may be obtained from Financial Balloting Group, LLC, 757 Third Avenue, 3rd Floor, New York, NY 10017 or at www.fbgdocuments.com/soi.

Forward Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in Solutia’s most recent Annual Report on Form 10-K, under “Cautionary Statement About Forward Looking Statements,” Solutia’s quarterly reports on Form 10-Q, and in filings with the U.S. Bankruptcy Court in connection with the Chapter 11 case of Solutia Inc. and 14 of its U.S. subsidiaries. These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  The bankruptcy court filings can be accessed by visiting www.trumbullgroup.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Corporate Profile

Solutia http://www.Solutia.com uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day.  Solutia is a world leader in performance films for laminated safety glass and after-market applications; chemicals for the rubber industry; specialties such as heat transfer fluids and aviation hydraulic fluid; and an integrated family of nylon products including high-performance polymers and fibers.
Solutia ... Solutions for a Better Life.

Source: Solutia Inc.

St. Louis

10/31/07